Exhibit 99.1
Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	May 13, 2011 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS SECOND QUARTER
AND FISCAL FIRST HALF RESULTS

CLEVELAND, OH, May 13  Hickok Incorporated (OTC Bulletin Board: HICKA.OB), a Cleveland based supplier of products and services for the automotive, emissions testing, locomotive, and aircraft industries, today reported operating results for the second quarter and six months ended March 31, 2011.

For the quarter ended March 31, 2011, the Company recorded a net loss of $213,681 or $.17 per share, compared with a net loss of $335,542 or $.27 cents per share, in the same period a year ago. Sales in the second quarter were $1,312,896 down 6% from $1,394,060 a year ago. The improvement on lower sales was due primarily to improved product mix and cost cutting measures implemented in February 2011.

In the first fiscal half, the Company reported a net loss of $531,663 or $.42 per share, compared with a net loss of $270,833 or $.22 cents per share, in the same period a year ago. Sales were $2,425,539 down 20%, compared to $3,030,777 in last year's first half. The prior year first half results were aided by the shipment of an order during the first quarter for diagnostic testing equipment to an OEM with no similar order during the current fiscal year.

Robert L. Bauman, President and CEO, said, "The product introductions and promotional efforts we executed in the second quarter are taking more time to produce the sales we forecasted and our markets are still severely depressed causing the continued losses. On a positive note, bookings have improved as evidenced by the backlog increases since the start of the fiscal year.”  He also said, “Increased revenue as a result of new product introductions and the additional cost cutting measures implemented in February should help us achieve positive cash flow during the third and fourth quarters.”

Backlog at March 31, 2011 was $723,000, an increase of 39% from the backlog of $519,000 a year earlier. The increase was due to increased orders in automotive diagnostic products of approximately $184,000, specifically $173,000 for diagnostic products to automotive OEMs and an increase in orders to the aftermarket which includes emissions products of approximately $11,000. In addition, indicator products increased by approximately $20,000. The Company anticipates that most of the current backlog will be shipped in the last half of fiscal 2011.

The Company's current assets at March 31, 2011 of  $2,916,634 are 4.5 times current liabilities, there is no long-term debt and working capital is $2,273,599. These compare to March 31, 2010 current assets of $3,912,662 that were 7.5 times current liabilities, no long-term debt and working capital of $3,388,206. At March 31, 2011 shareholders' equity was $2,755,951 or $2.21 per share.

Hickok provides products and services primarily for the automotive, emissions testing, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair and emission testing. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications.

Certain statements in this news release, including discussions of management's expectations for fiscal 2011, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities, the Company's ability to obtain cost effective financing as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement (Unaudited)

	3 MONTHS		6 MONTHS
Period ended March 31	2011	2010	2011	2010
Net sales	$1,312,896	$1,394,060	$2,425,539	$3,030,777
Income (loss) before Income tax	(213,681)	(335,542)	(531,663)	(270,833)
Income (recovery of) taxes	-	-	-	-
Net income (loss)	(213,681)	(335,542)	(531,663)	(270,833)
Basic income (loss) per share	(.17)	(.27)	(.42)	(.22)
Diluted income (loss) per share	(.17)	(.27)	(.42)	(.22)

Weighted average shares outstanding	1,248,095	1,248,095	1,248,095	1,248,095